Exhibit (p)(4)

Cabana Asset Management

Code of Ethics

January 2, 2024

This manual belongs to Cabana Asset Management. Upon request or termination of employment, immediately return this Manual and any copies to Cabana. Except as required by law or regulation, the information in the Manual is confidential and proprietary and may not be disclosed or disseminated without the prior written approval of Chadd Mason.

INTRODUCTION

Purpose

Cabana Asset Management (Cabana or the Company) conducts its business with high ethical and professional standards consistent with applicable statutes, rules, and regulations. In so doing, the Company recognizes its fiduciary duty to its clients and strives to conduct its business with the highest integrity. It is the responsibility of all employees of the Company to ensure that these standards are fully met. To this end, the Company has adopted this Code of Ethics (Code) to familiarize all employees, Investment Adviser Representatives (IARs), owners, directors, officers, and any other person associated with Cabana (collectively referred to as Associated Persons) with our policies and procedures. This Code is also intended to ensure compliance with applicable rules and regulations of the Securities and Exchange Commission (SEC) and appropriate state jurisdictions, and particularly Rules 204A-1 of the Investment Advisers Act and 17j-1 the Investment Company Act.

You are responsible for understanding and complying with all applicable federal and state rules and regulations in addition to the Company’s internal policies and procedures in this Code. When you join Cabana, and annually thereafter, you must sign an acknowledgement that you have read, understand, and agree to abide by the provisions of this Code.

This Code is as a guide and should not be viewed as inclusive of all statutes, rules, and regulations governing Cabana and you. You should conduct your activities in a manner that not only achieves technical compliance with this Code, but also abides by its spirit and principles.

Questions Concerning the Code

Direct any questions concerning the policies and procedures contained within this Code or regarding any regulations or compliance matters to the CCO.

Fiduciary Duty

This Code of Ethics is predicated on the principle the Company owes a fiduciary duty to its clients. A fiduciary is to approach their client’s affairs with the same prudence as would be used in the management of their own affairs. Fiduciaries are expected to place the interests of the client before their own, and cannot withhold material information from a client that would affect the client’s investment decision. Accordingly, Associated Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, the Company will:

•	Place client interests ahead of the Company’s – As a fiduciary, the Company will serve in its clients’ best interests. In other words, Associated Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Associated Persons are making personal investments in securities traded by advisory clients.
•	Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Associated Persons must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.
•	Avoid taking advantage of your position – Associated Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company, or on behalf of an advisory client, unless in compliance with the Gift Policy below.
•	Maintain full compliance with the Federal Securities Laws – Associated Persons must abide by the Advisers Act and all other applicable regulations.

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Associated Persons must promptly report any violations of the Code of Ethics to the CCO.

Definitions

CCO: The Company has a designated Chief Compliance Officer.

Supervised Person: All directors, officers, and partners of the Company (or other persons occupying a similar status or performing similar functions); employees of the Company; and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

Access Person: Any of the Company's Supervised Persons who have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or any Associated Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All of the Company's directors, officers and partners are presumed to be access persons.

Associated Person: For purposes of the Code of Ethics, all Access Persons and Supervised Persons are referred to as Associated Persons.

Beneficial Ownership: Associated Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. They have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of Associated Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships);
•	Associated Person’s interests as a general partner in securities held by a general or limited partnership; and
•	Associated Person’s interests as a manager or member in the securities held by a limited liability company.

Associated Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Associated Persons of securities held by a trust:

•	Ownership of securities as a trustee where either the Associated Person or members of the immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An Associated Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Associated Person to revoke the trust.

Reportable Security: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Security does not include:

1.	Direct obligations of the Government of the United States;
2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end funds other than reportable funds; and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds
6.	Shares held in certain qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 which the Access Person has limited control over because of applicable regulations.

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Conflict of Interest: For the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of a client, the Company, or one or more of its affiliates, as a whole.

Prohibited, Dishonest, and Unethical Practices

The following activities are expressly prohibited:

•	Recommending to a client to whom investment advisory services are provided the purchase, sale, or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser or federal covered investment adviser;
•	Exercising any discretionary authority in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client;
•	Inducing trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives, and character of the account;
•	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client;
•	Borrowing or loaning money or securities from or to a client unless the client is a broker-dealer, an affiliate of the Company, or a financial institution engaged in the business of loaning funds;
•	Misrepresenting to any client, or prospective client, the qualifications of the Associated Person, or misrepresenting the nature of the advisory services being offered or fees to be charged for such service;
•	Guaranteeing a client that a specific result will be achieved with advice rendered;
•	Disclosing the identity, investments, or other financial information of any client or former client unless required by law to do so, or unless consented to by the client;
•	Engaging in any act, practice, or course of business which is fraudulent, deceptive, manipulative, or unethical; or
•	Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Advisers Act of 1940 and any rule or order thereunder.

Prohibitions on Personal Securities Transactions

Initial Public Offerings (IPOs): Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no Associated Person may acquire, directly or indirectly, beneficial ownership in any securities in an IPO without first obtaining clearance from the CCO. The Company’s CCO must obtain approval from his/her Supervisor.

Limited or Private Offerings: Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no Associated Person may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining clearance from the CCO. The Company’s CCO must obtain approval from his/her Supervisor. If the transaction is authorized, Associated Persons are required to disclose to the client their investment when the Associated Person is involved in that client’s subsequent consideration of an investment in the issuer.

Timing of Personal Transactions: If the Company is considering for trade or trading any Reportable Security on behalf of a client account, no Access Person may effect a transaction in that Reportable Security prior to the client trade having been completed by the Company, or until a decision has been made not to trade the Reportable Security on behalf of the Client Account and in accordance with the Company’s pre clearance and blackout policy, if any.

At times, Cabana or its Associated Persons may hold positions in the same securities as clients, which is considered a conflict of interest with clients. When trading the same or similar securities as that of a client, Cabana seeks to ensure that such Associated Persons (or Cabana) will not intentionally or inadvertently benefit from trades placed on behalf of a client.

Exempted Transactions:

The prohibitions of this section of this Code of Ethics do not apply to:

•	Purchases or sales affected in any account where the Access Persons have no direct or indirect influence or control over the transaction.
•	Purchases, which are part of an automatic investment, plan, including dividend reinvestment plans.
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•	Open-end investment company shares other than shares of investment companies advised by the Company or its affiliates or sub-advised by the Company.
•	Certain closed-end index funds.
•	Unit investment trusts.

Prohibited Activities

Conflicts of Interest

The Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Associated Persons must avoid any activity or a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the Associated Person's personal interest interferes, or appears to interfere, with the interests of the Company or its clients. A conflict of interest can arise whenever an Associated Person takes action or has an interest that makes it difficult for him/her to perform his/her duties and responsibilities at the Company honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, below are situations that could result in a conflict of interest and that are prohibited under this Code of Ethics:

•	Associated Persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts in which employees have made material personal investments, accounts of close friends or relatives of Associated persons). This kind of favoritism would constitute a breach of fiduciary duty.
•	Associated Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Associated Persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed to the CCO any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates. If the CCO deems the disclosed interest to present a material conflict, you may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment

Background

Cabana employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, Cabana considered the risk that employees would be improperly influenced by excessive gifts or entertainment. Cabana also considered the risk that employees would try to use gifts or entertainment to exert improper influence on another individual or entity. Cabana established the following guidelines to mitigate these risks.

Policies and Procedures

Guiding Principles

Cabana holds its employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value. All gifts and entertainment, given or received, must be reported by all employees on a quarterly basis.

Specific Policies and Procedures

Employees’ Receipt of Entertainment – employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the employee’s portion of the entertainment is greater than $500, the employee must pre-clear the gift or entertainment with their respective supervisor and the CCO or designee.

Employees’ Receipt of Gifts – Employees must report their acceptance of all gifts received in the course of their employment on a quarterly basis. Pre-approval must be obtained from their respective supervisor and the CCO or designee for gifts estimated to be over $250 in value.

Cabana expects that it will bear the costs of employee travel and lodging associated with conferences, research trips, and other business-related travel, with prior approval. If these costs are borne by a person or entity other than Cabana they should be treated as a gift to the employee for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Cabana offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

Cabana Gift and Entertainment Giving Policy – Cabana and its employees are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts or entertainment in excess of $250 to any client, prospect, or entity that Cabana does, or is seeking to do, business with. Employees should seek approval by completing a Gifts and Entertainment Request within the compliance reporting system.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by Cabana to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Cabana fiscal year. Consequently, employees must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre-clearance must be obtained from the CCO by completing a Gifts and Entertainment Request within the compliance reporting system.

Employees/Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Cabana is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Employees must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the CCO by completing a Gifts and Entertainment Request within the compliance reporting system.

Gifts and Entertainment Given to State and Local Pension Officials – Cabana must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

NOTE: Employees may be subject to multiple Gifts & Entertainment limits and reporting requirements (i.e., certain FINRA limits). The more restrictive policy will always apply. Questions regarding this policy should be directed to the CCO or designee.

Internal Controls

Gifts and Entertainment Tracking – The CCO will use the attached Gifts and Entertainment Log or use the Employee Compliance solution within the compliance reporting system, to track Employees/Supervised Persons’ provision and receipt of gifts and entertainment. The CEO or designee will be responsible for reviewing any gifts and entertainment reported by the CCO.

Political Contributions

Rule 206(4)-5 (the “Rule”) under the Advisers Act seeks to curtail “pay to play” practices by investment advisers and requires: (i) a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) a prohibition on soliciting contributions and payments, and (iii) a prohibition from paying third parties for soliciting government clients.

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Company. Under both exceptions, primary and general elections are considered separate elections.

Associated Persons making political contributions, in cash or services, must be pre-cleared and such contribution reported to the CCO or designee:

•	Where the Company or its Associated Persons have made a political contribution to an elected official of a state or local government entity who is in a position to influence the selection of the Company for government contracts, the Company and its Associated Persons will be prohibited from providing advisory services, for compensation (either directly or through a pooled investment vehicle) to that government entity for two years.

•	The Company and its Associated Persons are prohibited from soliciting or coordinating campaign contributions from other, a practice referred to as "bundling," for an elected official who is in a position to influence the selection of the Company. The Company and its Associated Persons are prohibited from the solicitation and coordination of payments to political parties in the state or locality where the Company is seeking business.

•	The Company and its associated persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the Company, unless that third party is an SEC-registered investment adviser or broker-dealer subject to the restrictions under Rule 206(4)-5 under the Advisers Act of 1940.

Confidentiality

Associated Persons must respect the confidentiality of information acquired in the course of their work and must not disclose such information, except when they reasonably believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Associated Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Company.

Outside Business Activities

A.	Standards of Conduct

A conflict of interest may arise if an Associated Person engages in an outside activity or investment that may be inconsistent with the Company’s business interests. All Associated Persons must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between their personal interests and the interests of the Company or its clients. A potential conflict of interest exists whenever an Associated Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Company or any of its clients. A conflict of interest may also exist where the Associated Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom they have a friendship or other personal relationship.

In such situations, Associated Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Cabana or any of its clients and the customer involved. Associated Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

B.	Procedures

Associated Persons must obtain prior approval from the CCO or designee of any outside activity that involves:

•	A time commitment that could interfere with such Associated Person performing his or her duties for the Company,
•	Active participation in any business in the financial services industry or otherwise in competition with the Company,
•	Compensation of any kind or
•	Serving on the board of any company whose securities are publicly traded, or of any company in which the Company or any client account owns securities.

The CCO or designee may require further information concerning any outside activity for which approval is requested, including the number of hours involved and the compensation to be received.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from all prohibitions on a case-by-case basis. Any request for such consideration must be submitted to the CCO in writing.

Personal Securities Transactions Procedures and Reporting

Pre-Clearance Procedure

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

•	Pre-clearance requests must be submitted by the requesting Associated Person to the CCO or designee in writing through Compliance Alpha portal. The request must describe in detail what is being requested and any relevant information about the proposed activity.
•	The CCO or designee will respond in writing to the request as quickly as is practical, giving an approval or declination, or requesting additional information for clarification.
•	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO or designee on the written authorization response.
•	Records of all pre-clearance requests and responses will be maintained by the CCO or designee for monitoring purposes and ensuring the Code of Ethics is followed.

Pre-Clearance Exemptions

The pre-clearance requirements of this section of this Code of Ethics do not apply to:

•	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control, such as purchases, which are part of an automatic investment, plan, including dividend reinvestment plans or effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
•	Acquisition of securities through dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
•	Open-end investment company shares other than shares of investment companies advised by the Company or its affiliates or sub-advised by the Company.
•	Certain closed-end index funds.
•	Unit investment trusts.

Reporting Requirements

Initial and Annual Holdings Reports

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a holdings report containing the following information:

•	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Quarterly Reports

No later than thirty (30) days after the end of calendar quarter, every Access Person must file transaction reports containing the following information:

•	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
•	The nature of the transaction (e.g., purchase, sale)
•	The price of the security at which the transaction was effected
•	The name of any broker, dealer or bank with or through the transaction was effected; and
•	The date that the report is submitted by the Access Person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information for the relevant report is contained in those confirmations and statements.

Reporting Exemptions

The reporting requirements of this section of this Code of Ethics do not apply to:

•	Any report with respect to securities over which the Access Person has no direct or indirect influence or control. This exemption does not cover accounts managed by a third-party adviser.
•	Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

•	Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Monitoring of Personal Securities Transactions

The Company is required by the Advisers Act to review Access Persons’ personal securities transactions and reports periodically. The CCO or designee is responsible for reviewing these.

Certification of Compliance

Initial Certification

The Company is required to provide all Associated Persons with a copy of the Code. All Associated Persons are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms.

Acknowledgement of Amendments

The Company must provide Associated Persons with any amendments to the Code and Associated Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification

All Associated Persons must annually certify that they have read, understood, and complied with the Code of Ethics and that the Associated Persons has made all of the reports required by the Code and has not engaged in any prohibited conduct.

The CCO or designee will maintain records of these certifications of compliance.

Reporting Violations

All Associated Persons must report violations of the Company’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Associated Persons may report directly to the Company's Management. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•	noncompliance with applicable laws, rules, and regulations;
•	fraud or illegal acts involving any aspect of the Company’s business;

•	material misstatements in regulatory filings, internal books and records, clients records or reports;
•	activity that is harmful to clients; and
•	deviations from required controls and procedures that safeguard clients and the Company.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

The CCO or designee is responsible for training and educating Associated Persons regarding the Code. Training will occur as needed and all Associated Persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

Compliance will provide an appropriate Compliance System or format to properly record the following and all Persons will ensure that the Company maintains the following records in a readily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. These records must be kept for five years after the individual ceases to be a Supervised Person of the Company;
•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•	A list of the names of persons who are currently, or within the past five years were, Access Persons;
•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code; and
•	All Appendix forms are to be completed through the Compliance Alpha portal.

Annual Review

The CCO will review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO will be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics, as he/she deems appropriate, including, but not limited to:

•	letter of censure;
•	suspension or termination of the employment;
•	reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and
•	referral to law enforcement or regulatory authorities in serious cases.

INSIDER TRADING

It is the policy of the Company that no Investment Adviser may engage in what is commonly known as “insider trading.” Specifically, the Company prohibits:

•	Trading, either in a Reportable Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or
•	Communicating material nonpublic information to others in violation of the law.

Insider Trading Policy

Section 204A of the Advisers Act requires every Investment Adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such Investment Adviser or any Associated Person with such Investment Adviser. In accordance with Section 204A of the Act, the Company has instituted procedures to prevent the misuse of nonpublic information.

Who Is Covered by the Policy

This policy covers all of the Company’s Associated Persons as well as all transactions in any securities participated in by family members, trusts, or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Associated Person is an officer, director or 10% or greater stockholder and a partnership of which the Associated Person is a partner unless such person has no direct or indirect control over the partnership.

Material Information

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-Public Information

In order for issues concerning insider trading to arise, information must not only be material, but also non-public as well.

Associated Persons must be aware that even when there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Associated Person makes such person a “tippee” depends on the circumstances.

“Benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Associated Persons may also become insiders or “tippees” if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Composition of Client Portfolios Disclosure

Associated Persons must never disclose the composition of client portfolios to third parties unless the information is otherwise publicly available or the disclosure is authorized by the client.

Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the Company’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors or outside parties may also be viewed as the Company engaging in a practice of favoritism.

Fair Dealing vs. Self-Dealing

Advisory Representatives must act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. The Company will not tolerate self-dealing for personal benefit or the benefit of the Company at the expense of clients.

Front Running

“Front running” and “scalping” refer to the trading of securities in a Reportable Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Company’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities, or other securities that are related to a security in which clients may affect transactions or which the Company may make recommendations. The Company strictly prohibits these practices.